Exhibit 1.01

This is the Conflict Minerals Report for ORBCOMM Inc. and its subsidiaries (“ORBCOMM”), filed with the United States Securities and Exchange Commission (“SEC”) pursuant to Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”) for the reporting period January 1, 2014 through December 31, 2014. Please refer to the Rule, Form SD and SEC Release No. 34-67716 for definitions to the capitalized terms used in this Report, unless otherwise defined herein.

A. Company/Product Overview

ORBCOMM is a global provider of machine-to-machine (“M2M”) asset monitoring and messaging solutions using a combination of global satellite and cellular networks. Our products include mobile and fixed data communication equipment, data modems and asset tracking solutions that are designed to track, monitor, and control fixed and mobile assets. We generally develop, design and market the hardware and other ancillary equipment that we sell; however, we do not manufacture any products. All of our products are produced by domestic and foreign contract manufacturers to our specifications or purchased fully assembled by third party domestic or foreign suppliers. However, none of our manufactured or assembled products are purchased directly from suppliers in the Covered Countries.

B. Due Diligence and Reasonable Country of Origin Inquiries (RCOI)

In accordance with the Rules, ORBCOMM began due diligence procedures to determine the conflict minerals status of the components used to manufacture ORBCOMM’s in-scope products based on guidance from the Organization for Economic Cooperation and Development (“OECD”) and the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas, an internationally recognized due diligence framework. “Conflict Minerals” are defined as cassiterite, columbite-tantalite, gold, wolframite and their derivatives, which are limited to tin, tantalum, tungsten and gold. As a company in the electronic product manufacturing business, ORBCOMM does not engage in the actual mining of Conflict Minerals. ORBCOMM does not make purchases of unrefined Conflict Minerals and makes no direct purchases in the Covered Countries.

This Report has not been subject to an independent private sector audit as allowed under the Rule, which provides a temporary accommodation for the first two years following November 13, 2012.

ORBCOMM’s implementation of the due diligence measures were based on the Electronic Industry Citizen Coalition and Global e-Sustainability (“EICC/GeSI”) initiative to assist companies in addressing the use of Conflict Minerals in their supply chain and included the following:

•	Step 1—A review of ORBCOMM’s in-scope products supply chain to determine if components used in those products contain Conflict Minerals necessary to the function of our products.
•	Step 2—Conducting a Reasonable Country of Origin Inquiry of those in-scope suppliers to determine traceability through ORBCOMM’s supply chain using the Conflict Free Sourcing Initiative Template (the “CFSI Template”).

C. Results of RCOI and Due Diligence

Based on our review in Step 1, ORBCOMM determined that it purchases certain components that contain Conflict Minerals which are necessary to the function of its in-scope products and proceeded to Step 2, engaging with its supply chain to complete the CFSI Template. The majority of our suppliers involved in the production of ORBCOMM’s in-scope products responded to our request to complete the CFSI Template. The majority of those respondents could not say with certainty that the components sold to ORBCOMM did not contain Conflict Minerals from the Conflict Region and reported “origin unknown”. Many of those suppliers are in the process of conducting their own due diligence inquiries or are not required to comply with the Rule because they are foreign entities not subject to the Rule or similar local rules. Therefore, as a result of the RCOI inquiry, ORBCOMM has determined that for the calendar year 2014, its conflict minerals status is “DRC conflict undeterminable” because it cannot exclude the possibility that some of its products may contain Conflict Minerals which may have originated in one or more of the Covered Countries. As a result, ORBCOMM is required by the Rule to submit this Conflicts Minerals Report as an exhibit to its Form SD.

D. Due Diligence/RCOI—Next Steps

For 2015, ORBCOMM intends to take the following steps to improve the due diligence it conducts in order to identify and mitigate any risk that the Conflict Minerals in its in-scope products could benefit armed groups in the Covered Countries:

•	Engage with ORBCOMM’s suppliers and contract manufacturers of its in-scope products to enhance our yearly survey responses;
•	Encourage increased due diligence by ORBCOMM’s suppliers downstream to their suppliers;
•	Explore the introduction of standard terms into ORBCOMM’s supply contracts that require responses to Conflict Mineral related inquiries; and
•	Develop and communicate a policy whereby suppliers who do not engage in attempts to source from outside the Covered Countries may be removed from ORBCOMM’s active supplier list.

Forward-Looking Statements

Certain statements contained in or incorporated by reference in this Report may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, objectives and expectations for future events and include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Such forward-looking statements, including those concerning ORBCOMM’s expectations, are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the results, projected, expected or implied by the forward-looking statements, some of which are beyond ORBCOMM’s control, that may cause ORBCOMM’s actual results, performance or achievements, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly revise any forward-looking statements or cautionary factors, except as required by law.